UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 17, 2008
SANDRIDGE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1-33784 (Commission File Number)	20-8084793 (I.R.S. Employer Identification No.)

1601 N.W. Expressway, Suite 1600 Oklahoma City, Oklahoma (Address of Principal Executive Offices)	73118 (Zip Code)
Registrant’s Telephone Number, including Area Code: (405) 753-5500
Not Applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.
     On May 7, 2008, SandRidge Energy, Inc. (the “Company”) completed its previously announced conversion of all outstanding shares of its Series A Convertible Preferred Stock, par value $0.001 per share, into SandRidge Energy, Inc. Common Stock, par value $0.001 per share. On the conversion date, the Company elected to cause the conversion of 1,844,464 shares of its convertible preferred stock into 18,810,260 shares of its common stock, plus cash in lieu of fractional shares. Additionally, the Company paid accrued but unpaid dividends totaling $0.5 million to the holders of the converted shares. The Company issued a press release on May 7, 2008 announcing the conversion, which was filed as Exhibit 99.2 to its Form 8-K filed on May 7, 2008. The shares of common stock issued in the conversion on May 7, 2008 were issued pursuant to the terms of the Certificate of Designation for the convertible preferred stock without any investment decision required of the holders and thus did not constitute a “sale” within the meaning of the Securities Act of 1933, as amended. Further, since the shares of common stock were issued solely pursuant to the terms of conversion of the convertible preferred stock and no commission or other remuneration was paid or given directly or indirectly for soliciting the conversion, the common shares are securities included in the exemption from registration provided by Section 3(a)(9) of the Securities Act.
     As previously reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, holders of 339,823 shares of convertible preferred stock elected to convert those shares into 3,465,593 shares of Company common stock in March 2008. Information on these conversions is set forth in the following table:

Conversion Date	Preferred Shares Converted	Common Shares Issued
March 11, 2008	119,048	1,214,079
March 17, 2008	119,046	1,214,058
March 24, 2008	49,029	500,009
March 31, 2008	52,700	537,447

Total	339,823	3,465,593
The shares of common stock issued in the March 2008 conversions were issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC. (Registrant)
By:	/s/ Dirk M. Van Doren
Dirk M. Van Doren
Executive Vice President and Chief Financial Officer

Date: May 13, 2008

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